Exhibit 23.1

April 14, 2011
Bayou City Exploration, Inc.
632 Adams Street
Suite 700
Bowling Green, KY 42101

CONSENT OF PRESSLER PETROLEUM CONSULTANTS, INC.

Gentlemen:

Pressler Petroleum Consultants, Inc. (“Pressler”) hereby consents to the use of our name, to references to our name, and to the inclusion of information taken from “Estimated Reserves and Future Net Revenues as of January 1, 2011 Net to Bayou City Exploration, Inc.,” under the section “ITEM 2 - PROPERTIES,” in the Annual Report on Form 10-K of Bayou City Exploration, Inc.   We also consent to the inclusion of our letter report dated February 15, 2011 and summary reserve information in the Annual Report on Form 10-K of Bayou City Exploration, Inc.as Exhibit 99.1.

Sincerely,

PRESSLER PETROLEUM CONSULTANTS, INC.
Firm #7507 By: /s/ Daniel L. Wilson, P.E. Daniel L. Wilson, P.E. TBPE #63809